EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2020

ELK GROVE VILLAGE, Ill., Sept. 11, 2019 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2019.

Revenues increased to $74.0 million in the first quarter of fiscal 2020 from $71.4 million for the same quarter in the prior year.  Net income increased to $361,025 for the quarter ended July 31, 2019 compared to a net loss of $526,607 for the same period in the prior year.  Basic and diluted earnings per share for the quarter ended July 31, 2019, were each $0.09, compared to basic and diluted loss per share of $0.12 each for the same quarter ended July 31, 2018.

Commenting on SigmaTron’s first quarter fiscal 2020 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I’m pleased to report profitable results for our first quarter of fiscal 2020.  This follows our profitable fourth quarter of fiscal 2019 and is another indication that we are heading in the right direction.  Our financial results are primarily driven by an increased revenue level combined with improved pricing and productivity.

“Based on our current backlog, we expect this trend to continue going into the second quarter of fiscal 2020, which historically has been a good quarter for the Company.  However, as you have read consistently in our press releases, uncertainty and volatility continue in our industry.  While there are many factors driving this uncertainty, the trade wars remain the primary factor and the trade war with China the primary driver.  We continue to closely manage inventory levels with a focus on accuracy of customers’ forecasts and lead-times for components.

“As mentioned in our last press release, our projection for current customer sales remains positive which we believe will result in continued growth.  Additionally, the Company is launching products with new customers during our second quarter which should provide significant growth for calendar 2020.  All of these positive developments support our cautious optimism for fiscal 2020, understanding that conditions can change quickly and currently are difficult to forecast.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; the impact of tariffs; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months
	Ended	Ended
	July 31,	July 31,
	2019	2018

Net sales	$74,009,981	$71,414,057

Cost of products sold	67,049,649	65,625,001

Gross profit	6,960,332	5,789,056

Selling and administrative expenses	5,827,326	5,934,116

Operating income (loss)	1,133,006	(145,060)

Other expense	524,866	578,553

Income (loss) before income tax	608,140	(723,613)

Income tax expense (benefit)	247,115	(197,006)

Net income (loss)	$361,025	($526,607)

Net income (loss) per common share - basic	$0.09	($0.12)

Net income (loss) per common share - assuming dilution	$0.09	($0.12)

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,241,883	4,223,657

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
	2019	2019

Assets:

Current assets	$113,118,143	$123,545,289

Machinery and equipment-net	32,681,869	33,232,769

Deferred income taxes	384,022	384,022
Intangibles	2,621,940	2,713,360
Other assets	6,982,585	1,589,325

Total assets	$155,788,559	$161,464,765

Liabilities and stockholders' equity:

Current liabilities	$48,760,967	$55,606,766

Long-term obligations	48,379,123	47,570,550

Stockholders' equity	58,648,469	58,287,449

Total liabilities and stockholders' equity	$155,788,559	$161,464,765

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095